FORM S-8

                       SECURITIES AND EXCHANGE COMMISSION

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            WORLDWIDE PETROMOLY, INC.

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             (Exact name of registrant as specified in its charter)

        Colorado                                          84-1125214
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  (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                      Identification No.)


         12600 Deerfield Pkwy, Suite 100
         Alpharetta, Georgia                                  30004
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   (Address of Principal Executive Offices)                 (Zip Code)


                            Worldwide Petromoly, Inc.
                              Stock Incentive Plan
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                            (Full title of the plan)


                                 Robert S. Vail
                      Chairman and Chief Financial Officer
                            Worldwide Petromoly, Inc.
                         12600 Deerfield Pkwy, Suite 100
                            Alpharetta, Georgia 30004
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                     (Name and address of agent for service)


                                 (678) 762-3295
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          (Telephone number, including area code, of agent for service)

                                   Copies to:
                           Melissa E. McMorries, Esq.
                     Paul, Hastings, Janofsky & Walker, LLP
                            600 Peachtree Street, NE
                                   24th Floor
                             Atlanta, Georgia 30308
                                 (404) 815-2192

                         CALCULATION OF REGISTRATION FEE

------------------------ ------------------ ---------------------- --------------------- ------------------
                                              Proposed maximum       Proposed maximum        Amount of
 Title of securities       Amount to be      offering price per     aggregate offering   registration fee
   to be registered       registered (1)          unit (3)              price (3)              (3)
------------------------ ------------------ ---------------------- --------------------- ------------------

Common stock, no par       20,000,000 (2)         $0.12               $2,400,000              $600.00
 value per share


(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Worldwide Petromoly, Inc. Stock Incentive Plan as the result of stock splits, stock dividends or similar adjustments of the outstanding shares of common stock of Worldwide Petromoly, Inc. pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2) Represents the total number of shares currently reserved under the Worldwide Petromoly, Inc. Stock Incentive Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($0.12 per share) of the Common Stock of the Registrant on the National Association of Securities Dealers' Over-the-Counter Bulletin Board on August 9, 2001.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         The documents containing the information for Worldwide Petromoly, Inc. (the "Registrant") specified in this Item 1 will be sent or given to directors, employees and consultants who have received awards under the Worldwide Petromoly, Inc. Stock Incentive Plan (the "Plan"). In accordance with Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act") and Rules 424 and 428 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission"), such documents are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement").

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in this Item 2 will be sent or given to directors, employees and consultants who have received awards under the Plan. In accordance with Section 10(a) of the Securities Act and Rules 424 and 428 thereunder, such documents are not being filed with, or included in, this Registration Statement.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement. The information incorporated by reference is considered to be part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant incorporates by reference the documents listed below and any future filings the Registrant makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Such future filings shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such document.

                  (a) The Registrant's annual report on Form 10-KSB for the year ended June 30, 2000, filed with the Commission by the Registrant on October 13, 2000.

                  (b) (1) The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2000, filed with the Commission by the Registrant on November 20, 2000;

                      (2) The Registrant's quarterly report on Form 10-QSB for the quarter ended December 31, 2000, filed with the Commission by the Registrant on February 20, 2001;

                      (3) The Registrant's current report on Form 8-K dated March 26, 2001, filed with the Commission by the Registrant on March 27, 2001;

                      (4) The Registrant's current report on Form 8-K dated April 30, 2001, filed with the Commission by the Registrant on May 7, 2001;

                      (5) The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2001, filed with the Commission by the Registrant on May 15, 2001;

                      (6) The Registrant's current report on Form 8-K dated June 1, 2001, filed with the Commission by the Registrant on June 15, 2001;

                      (7) The Registrant's current report on Form 8-K dated July 9, 2001, filed with the Commission by the Registrant on July 13, 2001; and

                      (8) Amendment No. 1 to the Registrant's current report on Form 8-K dated June 1, 2001, filed with the Commission by the Registrant on August 2, 2001.

                  (c) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 10-KSB, filed on August 11, 1994 and amended on October 18, 1994, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (File No. 0-24682).

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the common stock has been passed upon by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

         (b) The Articles of Incorporation and Bylaws of the Company generally allow indemnification of officers and directors to the fullest extent allowed by law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibits

4.1    Worldwide Petromoly, Inc. Stock Incentive Plan (the "Plan")

5.1 Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding the legality of the securities being registered by the Registrant.

23.1   Consent of Krys Boyle Freedman & Sawyer, P.C. (included in Exhibit
       5.1 hereof)

23.2   Consent of BKD, LLP

23.3   Consent of Jackson & Rhodes P.C.


ITEM 9.  UNDERTAKINGS.

          The Registrant hereby undertakes that:

         (a) for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange

Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on August 13, 2001.

                                       WORLDWIDE PETROMOLY, INC.



                                       By: /s/ Robert S. Vail
                                          --------------------------
                                          Robert S. Vail
                                          Chairman and Chief Financial
                                          Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                Date
---------                          -----                ----

/s/ Norton Cooper                  Director             August 13, 2001
------------------------
Norton Cooper

/s/ William Fleming                Director             August 13, 2001
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William Fleming

/s/ Lauren Kahn                    Director             August 13, 2001
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Lauren Kahn

/s/ John McMullan                  Director             August 13, 2001
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John McMullan

/s/ Lance Rosmarin                 Director             August 13, 2001
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Lance Rosmarin

/s/ William Ross                   Director             August 13, 2001
------------------------
William Ross

/s/ Robert S. Vail                 Director             August 13,2001
------------------------
Robert S. Vail

                                  EXHIBIT INDEX

Exhibits

4.1        Worldwide Petromoly, Inc. Stock Incentive Plan (the "Plan")

5.1 Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding the legality of the securities being registered by the Registrant.

23.1       Consent of Krys Boyle Freedman & Sawyer, P.C. (included in
           Exhibit 5.1 hereof)

23.2       Consent of BKD, LLP

23.3       Consent of  Jackson & Rhodes P.C.